Exhibit (e)(2)

FIRST AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of August 5, 2020 by and between Emles Trust (“Trust”) and Foreside Financial Services, LLC (“Foreside”) is entered into as of September 9, 2020 (the “Effective Date”).

WHEREAS, Trust and Foreside (“Parties”) desire to amend Exhibit A of the Agreement to reflect an updated list of Funds; and

WHEREAS, Section 8 (b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto reflecting:

●	the removal of: Emles Alternative Credit ETF; Emles AAA ABS ETF; Emles High Quality ABS ETF; and Emles CoCo ETF; and

●	the addition of: Emles Luxury Goods ETF and Emles Federal Contractors ETF.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

EMLES TRUST		FORESIDE FINANCIAL SERVICES, LLC

By:		By:
	Dave Saxena		Mark Fairbanks, Vice President
Secretary

EXHIBIT A

1.	Emles @Home ETF

2.	Emles Made in America ETF

3.	Emles Real Estate Credit ETF

4.	Emles Protective Allocation ETF

5.	Emles Luxury Goods ETF

6.	Emles Federal Contractors ETF